Exhibit 10.15
NEWMARKET CORPORATION

Restricted Stock Award Agreement

    THIS AGREEMENT dated as of the [day] day of February, 2024 between NEWMARKET CORPORATION, a Virginia corporation (the “Corporation”), and [name] (“Participant”), is made pursuant and subject to the provisions of the NewMarket Corporation 2023 Incentive Compensation and Stock Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

    1.    Award of Stock. Pursuant to the Plan, the Corporation, on March 5, 2024 (the “Award Date”), grants to Participant an award of [# shares] shares of Common Stock (the “Restricted Stock”). This award of Restricted Stock is subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

    2.    Restrictions. Except as provided in this Agreement, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

    3.    Vesting. Participant’s interest in the Restricted Stock shall be transferable and nonforfeitable (“Vested”) on the fifth anniversary of the Award Date (the “Vesting Date”). In addition, the Restricted Stock shall become Vested as of the date the Participant dies or becomes totally and permanently disabled (within the meaning of Code section 22(c)(3)).

    4.    Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment with the Corporation or an Affiliate terminates prior to the date such shares have become Vested pursuant to Section 3.

    5.    Shareholder Rights. Participant will have all the rights of a shareholder of the Corporation with respect to the Restricted Stock, including the right to receive dividends on and to vote the Restricted Stock; provided, however, that (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock, (ii) if the Restricted Stock is evidenced by a certificate, the Corporation shall retain custody of such certificate as provided in Section 6, and (iii) Participant will deliver a stock power in accordance with Section 7.

    6.    Certificates.    At the option of the Corporation, the Restricted Stock shall be evidenced by an entry on the registry books of the Corporation or by a certificate issued by the Corporation. Participant may not receive or take possession of any shares of Restricted Stock through book-entry accounts held by, or in the name of, Participant so long as the Restricted Stock is not Vested. If the Restricted Stock is evidenced by a certificate, custody of such certificate evidencing the Restricted Stock shall be retained by the Corporation so long as the Restricted Stock is not Vested. Any book entries and certificates evidencing the Restricted Stock shall carry or be endorsed with a legend restricting the transferability of shares set forth in this Agreement. The Corporation shall release the restrictions on the book entry evidencing the Restricted Stock or deliver to Participant the stock certificates evidencing the Common Stock as soon as practicable after the Restricted Stock becomes Vested.

    7.    Stock Power.    Participant shall deliver to the Corporation a stock power, endorsed in blank, with respect to the Restricted Stock. The Corporation shall use the stock power to cancel any shares of Restricted Stock that do not become Vested. The Corporation shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

    8.    Fractional Shares. Fractional shares of Common Stock shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

    9.    Taxes. The Corporation shall retain and withhold from the award of Restricted Stock, the amount of taxes required by any government to be withheld to satisfy minimum statutory withholding obligations with respect to such award. The Corporation shall retain and withhold a number of shares of the Vested Restricted Stock having a Fair Market Value as of the date the shares become Vested that is not less than the amount of such taxes, and the Corporation shall cancel in whole or in part any such shares so withheld, in order to satisfy the Corporation’s withholding obligations.

10.    No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate Participant’s employment at any time.

    11.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

    12.    Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

    13.    Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

    14.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Corporation.

    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

NEWMARKET CORPORATION

By

____Bryce D. Jewett III     ___________
(Printed Name)

PARTICIPANT

By

(Printed Name)

Date